BUSINESS DEVELOPMENT AND FINANCIAL TRANSACTION CONSULTATION AGREEMENT


         This agreement is executed on this the 4th day of March, 2002 by and between Michael Price, an independent consultant ("Consultant") and Bruce Davis and ARMITEC, INC. ("Company"), a publicly-traded Delaware corporation (whose OTCBB symbol is AMTI), located at 4479 Atlanta Road, Smyrna, GA 30080

         RECITALS:

         WHEREAS, Consultant has expertise in the field of business development and financial planning and has all the necessary resources to provide such services; and

         WHEREAS, the Company desires to utilize the business development consulting and financial planning services offered by the Consultant ("the Services") subject to the terms and conditions hereinafter set forth; and

         WHEREAS, Consultant shall render services primarily at Consultant's offices, but will, upon request, provide the services at Company's offices or such other places as reasonably requested by Company as appropriate for the performance of particular services; and

         WHEREAS, Consultant's daily schedule and hours worked under this Agreement on a given day shall generally be subject to Consultant's discretion.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

1. SERVICES. During the term hereof, Consultant will provide the following services as requested by the Company:

A) Location and evaluation of a suitable merger candidate (on behalf of Armitec, Inc.)

B) Underwriting of documentation, such as due diligence information, financial analysis and business evaluations (pre- and post-investment scenarios)

C) Business expansion/restructuring plan development (if required)

D) Supplemental consultation on management, financing, marketing, business opportunities to enhance operations and I.T. solutions

E) Assistance in business negotiations for finalizing acquisition via reverse merger process

2. DUTIES OF CONSULTANT. During the term hereof, Consultant will have the following duties:

         a) Consultant's services will be performed in accordance with all applicable federal, state, and local laws and regulations. Consultant agrees its personnel shall comply with all applicable laws and regulations, including compliance with all Company policies and procedures.

         b) Consultant's professional services will be provided only at the request and order of the Company.

         c) Consultant's professional services and all pertinent information for performance of the same by Consultant's personnel shall be coordinated through communication with the Company.

         d) All services provided to Company by Consultant and its personnel shall be performed within the general scope of business standards in a professional and competent manner. Services will be performed without discrimination on the basis of race, color, creed, sex, age, religion, national origin, disability, or economic status.

3. BILLING FOR THE SERVICES. Each party shall provide the other with that information reasonably required to effectuate billing hereunder.

         |X| Consideration. Company ("AMTI") agrees to pay Consultant a fee for the Services by way of the delivery by Company ("AMTI") of 2,200,000 shares of Company's ("AMTI's") free trading common stock as total compensation. All shares transferred are considered fully earned and non-assessable as of the date hereof, resulting in Consultant's ownership of the foregoing shares vesting on the Effective Date. The shares will be registered with the United States Securities and Exchange Commission on Form S-8.


4. TERM. Consultant shall provide services to Company pursuant to this Agreement for a period of one (1) year commencing on February 26th 2002.

5.       INDEMNIFICATION.

         The Company hereby agrees to hold harmless, indemnify and defend Consultant and its directors, officers, affiliates, agents, and employees from and against any and all claims, causes of action, injuries, expenses (including reasonable attorney's fees) and damages arising out of or claimed to arise out of personal injury or property damage caused by any act or omission on the part of the Company, its agents or employees, arising out of this Agreement or the performance or failure to perform any of the Company's obligations in connection with this Agreement, provided that to the extent on the part of both Consultant and Company, Company's indemnity obligation will apply only to the relative extent or percentage of Company's negligence, as opposed to the Consultant's negligence, in connection with such matter.

6. CONFIDENTIALITY. During the term of this Agreement, and thereafter for a period of two (2) years, Consultant shall not, without the prior written consent of Company, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawings, specifications, models, software, source codes, and object codes. Confidential Information shall not include any information that:

         a)       is disclosed by Company without restriction;

         b)       becomes publicly available through no act of Consultant;

         c)       is rightfully received by Consultant from a third party.

7.       TERMINATION.

a)       This Agreement may be terminated by Company as follows:

         i) A material breach or default by Consultant of any other material obligation in this Agreement, which breach or default is not cured within five (5) days of written notice from Company.

b)       Consultant may terminate Agreement as follows:

         i) A material breach or default of any material obligation of Company in this Agreement, which breach or default is not cured within five (5) days of written notice from Consultant.

         ii) If Company files protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against Company, any of the foregoing of which remains viable for a period of sixty (60) days.

8. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing. All notices shall be sent by registered or certified United States mail, postage prepaid and return receipt requested, to the following:

         To Company:                             To Consultant:
         Armitec, Inc.                           Michael Price
         Bruce Davis                             Business Development Consultant
         4479 Atlanta Road                       2574 Oglethorpe Circle
         Smyrna, GA  30080                       Atlanta, GA 30319

9. LIMITED LIABILITY: The Consultant shall not be liable to the Company, or to anyone who may claim any right due to its relationship with the Company, for any acts or omissions on the part of the Consultant or the agents or employees of the Consultant in the performance of the Consultant services under this agreement, except when such acts or omissions are due to willful misconduct or culpable negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorney's fees, or attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of such services, except when the same shall arise due to the willful misconduct or culpable negligence of the Consultant and the Consultant are adjudged to be guilty of willful misconduct or culpable negligence by a court of competent jurisdiction.

10. RELATIONSHIP OF PARTIES: The relationship of the parties hereto is strictly that of owner and independent Consultant and under no circumstances shall one party be considered as partner, joint venturer or agent of the other. The Company shall not provide workers' compensation, public liability or any other form of insurance for Consultant.

11. ARBITRATION: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Rules (including its Emergency Interim Relief Procedures] and its supplementary procedures for Securities Arbitration, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The matter shall be heard in Georgia. The parties involved (both Company and Consultant), for themselves and their respective successors in interest, hereby irrevocably consent to such jurisdiction, venue and binding arbitration, and hereby irrevocably waive any claim of forum nonconveniens or right to change such venue or to litigate the underlying dispute in court.


12. ASSIGNMENT: Neither party shall assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

13. AMENDMENTS: No amendments or modifications to this Agreement shall be valid and binding unless in writing and executed in the same manner as this Agreement.

14. GOVERNING LAW: The terms and provisions of this Agreement shall be governed by the laws of the State of Georgia.

15. CIVIL RIGHTS: Consultant agrees to comply with Title VI of the Civil Rights Act of 1964 and Sections 503-504 of the Rehabilitation Act of 1973, and all requirements imposed by or pursuant to the regulations of the Department of Health and Human Services (45 C.F.R., parts 80 and 84 respectively) issued pursuant to these Acts.

16. ENTIRETY OF AGREEMENT: No prior stipulation, agreement of understanding, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless referenced or embodied in the provisions of this Agreement.

17. WAIVER: Failure on the part of either party to insist in any instance upon the strict observance by the other of any provision or term of this Agreement shall not be construed as a waiver of that or any other provision hereof.

18. NO THIRD PARTY BENEFICIARIES: None of the provisions of this Agreement are intended to benefit, and none shall inure to the benefit of or be enforced by, any third parties who are not signatories to this Agreement.

19. SEVERABILITY: The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

IN WITNESS WHEREOF, Consultant and the Company have caused this Agreement to be executed on the day and year first above written.



"COMPANY"                                              "CONSULTANT"

Company Name:                                          Consultant's Name:

Armitec, Inc
                                                       Michael Price
By: /s/ Bruce Davis                                    By: /s/ Michael Price
   ----------------------                                 ----------------------
Its:President                                          Its: Business Development
                                                            Consultant